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EXHIBIT 21
LIST OF SUBSIDIARIES



Human Code, Inc. (a Delaware corporation, wholly-owned)

HWT, Inc. (a Delaware corporation, approximately 56% owned by Sapient
Corporation)

Sapient Australia Pty. Ltd. (an Australia company, wholly-owned)

Sapient Canada Inc. (an Ontario corporation, wholly-owned)

Sapient Corporation Private Limited (an India corporation, wholly-owned)

Sapient GmbH (a Germany corporation, wholly-owned)

Sapient K.K. (a Japan corporation, 88% owned by Sapient Corporation)

Sapient Limited (a UK limited liability company, wholly-owned)

Sapient Securities Corporation (a Massachusetts corporation, wholly-owned)

Sapient Services Corporation (a Delaware corporation, wholly-owned)

SCE Sapient and Cuneo Luxembourg S.A. (a Luxembourg company, wholly-owned)

The Launch Group AG (a Germany corporation, 75% owned by Sapient Corporation)